Exhibit 10.2

Summary of Terms and Conditions of

Salary Grade 7 and Above Restricted Stock Unit Award

June 12, 2017

Bristow Group Inc. (the “Company”) hereby awards to you effective as of the date hereof (the “Award Date”) the number of Restricted Stock Units set forth on the website of the Company’s Plan administrator (the “Restricted Stock Unit Award”), which are being issued to you in accordance with the Bristow Group Inc. 2007 Long Term Incentive Plan, as amended (the “Plan”). Each Restricted Stock Unit represents the opportunity for you to receive one Share of common stock of the Company, par value $.01 (“Common Stock”), upon satisfaction of the continued service and other requirements set forth in this Award Terms Summary.

Your Restricted Stock Unit Award is more fully described in this Summary of Terms and Conditions of Salary Grade 7 and Above Restricted Stock Unit Award (the “Award Terms Summary”). Any capitalized term used and not defined in this Award Terms Summary has the meaning set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and this Award Terms Summary, the terms of the Plan control.

Unless otherwise provided in this Award Terms Summary, the restrictions on your Shares of Restricted Stock Units will lapse and you will receive the equivalent number of Shares of Common Stock on the third anniversary of the Award Date (the “Vesting Date”), provided that you have been continuously employed by the Company from the Award Date through the Vesting Date.

Except as expressly provided in this Award Terms Summary and the Company’s Management Severance Benefits Plan for U.S. Employees and Management Severance Benefits Plan for Non-U.S. Employees, as applicable, all Restricted Stock Units as to which the restrictions thereon have not previously lapsed and which remain unvested will automatically be forfeited upon your termination of employment for any reason prior to the Vesting Date. In the event that the Vesting Date is a Saturday, Sunday or holiday, your Restricted Stock Units will instead vest on the first business day immediately following the Vesting Date.

Note that in most circumstances, the aggregate Fair Market Value of the Common Stock to be issued in settlement of the Restricted Stock Units that vest will be taxable income to you. You should closely review this Award Terms Summary and the Plan Prospectus for important details about the tax treatment of your Restricted Stock Unit Award. Your Restricted Stock Unit Award is subject to the terms and conditions set forth in the enclosed Plan, this Award Terms Summary, the Prospectus for the Plan, and any rules and regulations adopted by the Compensation Committee of the Company’s Board of Directors.

This Award Terms Summary, the Plan and any other related documents should be retained in your files for future reference.

1.	Lapse of Risk of Forfeiture and Vesting

(a) Threshold Goal. No portion of this Restricted Stock Unit Award shall vest, and this Restricted Stock Unit Award shall be cancelled and forfeited in its entirety as of the Vesting Date, unless the Company has positive EBITDAR (as defined below) in any fiscal quarter during the period beginning on the Award Date and ending on the Vesting Date (the “Threshold Goal”); provided, however, that a fiscal quarter shall not be considered if more than 25% of such fiscal quarter has elapsed prior to the Award Date. If the Committee, in its sole discretion, determines that the Company has attained the Threshold Goal, the Committee shall certify such achievement in writing as soon as reasonably practicable but no later than 30 days after the Vesting Date. For purposes of this Award Terms Summary, “EBITDAR” means, for the relevant period, the sum of the Company’s (i) net income (or net loss), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense (v) amortization expense and (vi) rental expense, and the

Bristow Group Inc.

2103 City West Blvd., 4th Floor, Houston, Texas 77042, United States

t (713) 267 7600    f (713) 267 7620    www.bristowgroup.com

Company’s proportional interest in the sum of (i) net income (or net loss), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense and (vi) rental expenses of any of its subsidiaries, as presented in consolidated financial statements, determined in accordance with Generally Accepted Accounting Principles (GAAP). If you are party to an employment, severance or other agreement with the Company, or are subject to a policy of the Company, in either case, that contains provisions for vesting of Restricted Stock Unit Awards upon termination of employment due to any reason other than death, disability or change in control, such provisions shall not apply to this Restricted Stock Unit Award unless and until the Threshold Goal has been achieved, and the timing of any settlement of this Restricted Stock Unit Award shall be determined as if you had not terminated employment.

(b) Service Requirement. Subject to achievement of the Threshold Goal, except as otherwise provided in Sections 4 and 5 of this Award Terms Summary, the Restricted Stock Units reflected on the website of the Company’s Plan administrator and the subject hereof will no longer be subject to forfeiture on the Vesting Date, and, provided that you have continued to be employed by the Company from the Award Date through the Vesting Date and that you have not elected to defer receipt of such Restricted Stock Unit Award in accordance with procedures adopted by the Committee, an equal number of Shares of Common Stock will be transferred to you as soon as reasonably practicable after the Vesting Date but no later than 30 days after the Vesting Date; provided, however, that if you are Retirement Eligible (as defined in Section 4(c)), the specified date for purposes of Code Section 409A shall be the date that is 30 days after the Vesting Date.

2.	Restrictions on Restricted Stock Units

Until and unless your Restricted Stock Units become vested, you do not own any of the Common Stock potentially subject to the Restricted Stock Units awarded to you in this Award Terms Summary and you may not attempt to sell, transfer, assign or pledge the Restricted Stock Units or the Common Stock that may be awarded hereunder. Immediately upon any attempt to transfer such rights, your Restricted Stock Units, and all of the rights related thereto, will be forfeited by you and cancelled by the Company.

The Restricted Stock Units that are the subject hereof shall be accounted for by the Company on your behalf on a ledger. The total number of Shares of Common Stock you have earned will be delivered in street name to your brokerage account (or, in the event of your death, to a brokerage account in the name of your beneficiary in accordance with the Plan) or, at the Company’s option, a certificate for such Shares will be delivered to you (or, in the event of your death, to your beneficiary in accordance with the Plan).

3.	Dividends and Voting

The Restricted Stock Units described herein do not give you any rights as a stockholder of the Company including, but not limited to, voting and dividend rights.

4.	Termination of Employment; Disability

(a) Forfeiture and Vesting. Except as provided in the Company’s Management Severance Benefits Plan for U.S. Employees and Management Severance Benefits Plan for Non-U.S. Employees, as applicable, or Section 4 or Section 5 of this Award Terms Summary, if your employment is terminated prior to the Vesting Date, your unvested Restricted Stock Units awarded hereby shall be immediately forfeited.

(b) Death or Disability. If your employment is terminated by reason of death prior to the Vesting Date or if you incur a Disability prior to the Vesting Date, your Restricted Stock Units will be immediately vested in full without regard to the Threshold Goal. For purposes of this Award Terms Summary, “Disability” shall have the meaning given that term by the group disability insurance, if any, maintained by the Company for its employees or otherwise shall mean your complete inability, with or without a reasonable accommodation, to perform your duties with the Company on a full-time basis as a result of physical or mental illness or personal injury you have incurred for more than 12 weeks in any 52 week period, whether consecutive or not, as determined by an independent physician selected with your approval and the approval of the Company, and further, “Disability” must meet the requirements of Treasury Regulation Section 1.409A-3(i)(4). Any Restricted Stock Units that vest pursuant to this Section 4(b) shall be settled in accordance with Section 2 on the date that is 60 days after the date of your death or Disability, as applicable.

(c) Retirement. If your employment terminates by reason of retirement more than 12 months after the Award Date under a retirement program of the Company or one of its subsidiaries approved by the Committee after you have attained age 62 and have completed five continuous years of service or your combined age and length of service is 80 or above (in either case as determined by the Committee), your Restricted Stock Units will be immediately vested in full. If your employment terminates by reason of retirement more than six months but less than 12 months after the Award Date under a retirement program of the Company or one of its subsidiaries approved by the Committee after you have attained age 62 and have completed five continuous years of service or your combined age and length of service is 80 or above (in either case as determined by the Committee), a prorated portion of your Restricted Stock Units will be immediately vested. An Award granted less than 12 and more than six months prior to your termination date will be prorated by multiplying the number of shares subject to your Restricted Stock Unit Award by the ratio of the number of months worked from the Award Date to your date of termination over twelve. For purposes of this Award Terms Summary, you are “Retirement Eligible” if, at any time prior to the calendar year in which the Vesting Date occurs, you will attain age 62 and have completed five continuous years of service or your combined age and length of service will be 80 or above (in either case as determined by the Committee). Subject to the achievement of the Threshold Goal, any Restricted Stock Units that vest pursuant to this Section 4(c) shall be settled in accordance with Section 2 on the Vesting Date.

(d) Other Termination of Employment. If your employment terminates for any reason other than those provided in Sections 4(b) and 4(c) above, your unvested Restricted Stock Units upon your termination of employment will be forfeited, unless otherwise determined by the Committee in its sole discretion or pursuant to the terms of the Company’s Management Severance Benefits Plan for U.S. Employees and Management Severance Benefits Plan for Non-U.S. Employees, as applicable.

(e) Adjustments by the Committee. The Committee may, in its sole discretion, exercised before or after your termination of employment, accelerate the vesting of all or any portion of your Restricted Stock Units.

(f) Committee Determinations. The Committee shall have absolute discretion to determine the date and circumstances of the termination of your employment, and its determination shall be final, conclusive and binding upon you.

5.	Change in Control

Notwithstanding any contrary provisions of this Award Terms Summary, upon your Qualifying Termination (as defined below) that occurs no later than 2 years after the date of consummation of a Change in Control, all of your Restricted Stock Units will be immediately vested in full without regard to satisfaction of the Threshold Goal. If you have retired and a Change in Control that meets the requirements of a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) (a “409A Change in Control”) occurs prior to the Vesting Date, then, without regard to the Threshold Goal, a prorated portion, as determined in accordance with Section 4(c), of your Restricted Stock Units will be immediately vested in lieu of any other settlement with respect to the Restricted Stock Units. A “Change in Control” of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of Shares representing 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or (iv) any acquisition by any corporation or other entity pursuant to a transaction which complies with subclauses (i), (ii) and (iii) of clause (c) below; or

(b) Individuals who, as of the Effective Date of the Plan, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that for purposes of this clause (b), any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

(c) Consummation of a reorganization, merger, conversion or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Voting Securities, (ii) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or

(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in connection with the transfer of all or substantially all of the assets of the Company to an affiliate or a Subsidiary of the Company.

A “Qualifying Termination” means your (i) involuntary termination by the Company or its affiliates without Cause or (ii) retirement under a retirement program of the Company or one of its subsidiaries approved by the Committee after you have attained age 62 and have completed five continuous years of service or your combined age and length of service is 80 or above (in either case as determined by the Committee). “Cause” means your (i) willful failure to substantially perform the duties assigned to you by the Board or by your supervisor, other than any such failure resulting from incapacity due to physical or mental illness; (ii) commission of malfeasance, fraud, or dishonesty, or your willful and material violation of Company policies; (iii) indictment or formal charge for, and subsequent conviction of, or plea of guilty or nolo contendere to, a felony, or a misdemeanor involving moral turpitude; or (iv) material breach of any agreement with the Company or its affiliates. “Cause” shall not include your refusal to accept the relocation of your job to a location more than (A) fifty (50) miles from your then current work location or (B) the distance for moves specified from time to time by the Internal Revenue Service as the “distance test” for deductibility of moving expenses, whichever distance is greater.

Any Restricted Stock Units that vest pursuant to this Section 5 shall be settled in accordance with Section 2 on the applicable date as follows: (i) if you are employed by the Company or its affiliates on the date of the Change in Control, the first to occur of (A) the Vesting Date or (B) the date of your Qualifying Termination, subject to Section 11(c) below, or (ii) if you retired prior to the Change in Control, (A) if the Change in Control is a 409A Change in Control, the date that is 30 days after the date of the consummation of the Change in Control or (B) if the Change in Control is not a 409A Change in Control, the Vesting Date.

6.	Tax Consequences and Income Tax Withholding

You should review the Plan Prospectus for a general summary of the federal income tax consequences of your receipt of Restricted Stock Units based on currently applicable provisions of the Code and related regulations. The summary does not discuss state and local tax laws or the laws of any other jurisdiction, which may differ from U.S. federal tax laws. Neither the Company nor the Committee guarantees the tax consequences of your Restricted Stock Unit Award. You are advised to consult your own tax advisor regarding the application of tax laws to your particular situation.

This Award Terms Summary is subject to your satisfaction of applicable withholding requirements. Unless the Committee in its sole discretion determines otherwise, to satisfy any applicable federal, state or local withholding tax liability arising from the grant or vesting of your Restricted Stock Units, the Company will retain a certain number of Shares of Common Stock having a value equal to the amount of your minimum statutory withholding obligation from the Shares otherwise deliverable to you upon the vesting of your Restricted Stock Units. No fractional Shares of Common Stock will be withheld to satisfy withholding requirements, and to the extent that the Shares of Common Stock withheld exceed the applicable withholding requirement, the value of any excess fraction Share will be paid to you in cash.

In addition, you must make arrangements satisfactory to the Committee to satisfy any applicable withholding tax liability imposed under the laws of any other jurisdiction arising from your Incentive Award hereunder. You may not elect to have the Company withhold Shares having a value in excess of the minimum withholding tax liability under local law. If you fail to satisfy such withholding obligation in a time and manner satisfactory to the Committee, no Shares will be issued to you or the Company shall have the right to withhold the required amount from your salary or other amounts payable to you prior to the delivery of the Common Stock to you.

No election under Code Section 83(b) is permitted with respect to this Restricted Stock Unit Award.

7.	Restrictions on Resale

Other than the restrictions referenced in Section 2, there are no restrictions imposed by the Plan on the resale of Common Stock acquired under the Plan. However, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of Shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. There are no restrictions imposed by the SEC on the resale of Shares acquired under the Plan by persons who are not affiliates of the Company; provided, however, that all employees and the grant of Restricted Stock Units and any Common Stock deliverable hereunder are subject to the Company’s policies against insider trading (including black-out periods during which no sales are permitted), and to other restrictions on resale that may be imposed by the Company from time to time if it determines said restrictions are necessary or advisable to comply with applicable law.

8.	Effect on Other Benefits

Income recognized by you as a result of your Restricted Stock Unit Award will not be included in the formula for calculating benefits under any of the Company’s retirement and disability plans or any other benefit plans.

9.	Compliance with Laws

This Award Terms Summary, the Restricted Stock Units and any Common Stock deliverable hereunder shall be subject to all applicable federal and state laws and the rules of the exchange on which Shares of the Company’s Common Stock are traded. The Plan and this Award Terms Summary shall be interpreted, construed and constructed in accordance with the laws of the State of Delaware and without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States.

10.	Clawback Policy

To the extent applicable to you, all or any portion of your Restricted Stock Unit Award may be subject to forfeiture, and all or any portion of any Common Stock that may be transferred to you in settlement of Restricted Stock Units may be subject to recoupment or repayment, pursuant to the Financial Clawback Policy or other Clawback Policy established or adopted by the Company’s Board of Directors from time to time as described in the Company’s Corporate Governance Guidelines.

11.	Miscellaneous

(a) Not an Agreement for Continued Employment or Services. This Award Terms Summary shall not, and no provision of this Award Terms Summary shall be construed or interpreted to, create any right to be employed by or to provide services to or to continue your employment with or to continue providing services to the Company or the Company’s affiliates, Parent or Subsidiaries or their affiliates.

(b) Community Property. Each spouse individually is bound by, and such spouse’s interest, if any, in the grant of Restricted Stock Units or in any Shares of Common Stock is subject to, the terms of this Award Terms Summary. Nothing in this Award Terms Summary shall create a community property interest where none otherwise exists.

(c) Amendment for Code Section 409A. This Incentive Award is intended to be exempt from or compliant with Code Section 409A. If the Committee determines that this Incentive Award may be subject to additional tax under Code Section 409A, the Committee may, in its sole discretion, amend the terms and conditions of this Award Terms Summary to the extent necessary to comply with Code Section 409A. Notwithstanding the foregoing, the Company shall not be required to assume any economic burden in connection therewith. To the extent required to comply with Code Section 409A, you shall be considered to have terminated employment with the Company when you incur a “separation from service” with the Company within the meaning of Code Section 409A(a)(2)(A)(i). Notwithstanding any other provision in this Award Terms Summary to the contrary, payments payable under this Award Terms Summary due to a “separation from service” within the meaning of Code Section 409A that are deferred compensation subject to (and not otherwise exempt from) Code Section 409A that would otherwise be paid or provided during the six-month period commencing on the date your “separation from service” within the meaning of Code Section 409A, shall be deferred until the first business day after the date that is six (6) months following your “separation from service” within the meaning of Code Section 409A.

If you have any questions regarding your Restricted Stock Unit Award or would like to obtain additional information about the Plan, please contact the Company’s Chief Legal Officer, Bristow Group Inc., 2103 City West Blvd., 4th Floor, Houston, Texas 77042 (telephone (713) 267 - 7600). This Award Terms Summary and all related documents should be retained in your files for future reference.

Acknowledgement and Acceptance

I, the undersigned, acknowledge that certain terms of this Restricted Stock Unit Award may supersede the terms of another agreement between me and the Company or a Company policy otherwise applicable to me, and I hereby accept this Restricted Stock Unit Award subject to the terms, provisions and conditions of the Plan, the Award Terms Summary, the administrative interpretations thereof and the determinations of the Committee.

Date:	2017	Signature:
[Name]